FOR IMMEDIATE RELEASE

Smithfield Foods Reports Record 2014 Results
Record Earnings Underscore Smithfield’s Evolution Into Branded Packaged Meats Company

SMITHFIELD, Virginia (March 25, 2014)-Smithfield Foods, Inc., a wholly owned subsidiary of WH Group Limited (HKEX: 288), today reported record 2014 results. All comparisons are to the fourth quarter and full year 2013. Sales for the fourth quarter of 2014 were $4.1 billion, up 5%. Net income was $152.6 million, compared to net income of $34.7 million last year. Sales for 2014 were $15.0 billion, up 8%. Net income was $556.1 million, compared to net income of $120.7 million last year.

Fourth Quarter Highlights

•	Net income +340% to $152.6 million

•	Sales +5% to $4.1 billion

•	Consolidated operating profit +102% to $224.9 million

◦	Packaged Meats operating profit +59%

◦	Hog Production operating profit +263%

◦	International operating profit +76%

•	Packaged meats volume +1%; continued market share and distribution gains

•	Reduced interest expense 34%

Full Year Highlights

•	Net income +361% to record $556.1 million

•	Sales +8% to $15.0 billion

•	Consolidated operating profit +175% to $931.6 million; earnings higher in every business segment

◦	Packaged Meats operating profit +22%

◦	Fresh Pork profit +27%

◦	Hog Production operating profit +1,672%

◦	International operating profit +158%

•	Market share and distribution gains across many key brands and product categories

•	Reduced debt by $705.6 million since WH Group acquisition

◦	Debt reduced additional $150.0 million subsequent to year end; debt now at pre-WH Group merger levels

•	Cut interest expense 12%

Following are the company's sales, operating profit (loss) and margin by segment (dollars in millions):

	Three Months Ended				Twelve Months Ended
	December 28, 2014		December 29, 2013		December 28, 2014		December 29, 2013

Sales:
Fresh Pork	$1,342.8		$1,347.3		$5,780.0		$5,155.6
Packaged Meats	2,162.6		1,968.9		7,173.0		6,522.6
Hog Production	874.9		889.2		3,384.6		3,420.6
International	414.0		428.2		1,654.0		1,556.7
Total segment sales	4,794.3		4,633.6		17,991.6		16,655.5
Intersegment	(701.4)		(739.4)		(2,960.3)		(2,759.4)
Consolidated	$4,092.9		$3,894.2		$15,031.3		$13,896.1

Operating profit (loss) and margin %:
Fresh Pork	$20.6	2%	$96.0	7%	$96.7	2%	$76.0	1%
Packaged Meats	129.7	6%	81.6	4%	459.8	6%	378.0	6%
Hog Production	66.1	8%	(40.6)	(5)%	344.2	10%	(21.9)	(1)%
International	44.7	11%	25.4	6%	155.8	9%	60.5	4%
Corporate	(36.2)		(51.1)		(124.9)		(154.1)
Consolidated	$224.9	5%	$111.3	3%	$931.6	6%	$338.5	2%

Commentary
“Our record earnings underscore Smithfield’s evolution into a branded packaged meats company. We made significant progress on a number of fronts this year across all of our divisions and I am proud to report that we continued to strengthen our marketing and brand building efforts to drive product mix improvements, while maximizing our manufacturing platform to operate more efficiently. This allowed us to deliver strong margins plus volume, market share and distribution gains across a number of our core brands and strategic product categories, despite extremely high raw material costs. Our performance in the bacon category with our Smithfield brand was particularly robust with strong double-digit gains in volume, market share and distribution,” said C. Larry Pope, president and chief executive officer.

He added, “At the same time, we also benefited from a favorable operating environment with tight supplies and strong demand both domestically and internationally, which resulted in very robust hog production earnings."

“Furthermore, I would like to acknowledge the hard work of our treasury team to reduce debt by $856 million since September 2013, which returned us to pre-WH Group merger debt levels. In addition, we executed a refinancing strategy earlier this year, tendering for nearly $260 million of our outstanding bonds and funding with lower cost bank lines. The bond tender will save approximately $12 million annually in interest expense. While executing on these debt repayment and refinancing strategies, we also maintained nearly $1 billion in liquidity,” Mr. Pope noted.

Fourth Quarter Results

Fresh Pork
Fresh pork operating margin declined to 2%, or $3 per head. The USDA pork cutout rose 8%, reflecting tight protein supplies and strong demand, but was not sufficient to fully recover a double-digit increase in raw material costs. The company processed 7% fewer hogs, which was attributable to PEDv. Export and foodservice sales volume and dollars increased.

Packaged Meats
Packaged meats operating margin grew to 6%, or $.14 per pound, on 1% higher volume, despite significantly higher input costs. Sales were $2.2 billion, up 10%, fueled by growth in the retail, foodservice and export channels. Retail sales volume and dollars of the company’s Smithfield, Eckrich, Cook’s, Kretschmar and Carando brands were higher.

The company continued to gain market share, noting the following brands and product categories: Smithfield bacon, Smithfield ham steaks, Smithfield marinated pork, Eckrich cooked dinner sausage, Gwaltney packaged lunchmeat, Gwaltney hot dogs, Kretschmar deli meats and Margherita dry sausage. Likewise, Smithfield expanded distribution of its Smithfield bacon, Smithfield ham steaks, Smithfield marinated pork, Eckrich cooked dinner sausage, Farmland ham steaks, Gwaltney packaged lunchmeat, Nathan’s hot dogs and Margherita dry sausage.

Hog Production
Hog production operating margin was 8%, or $17 per head, resulting from favorable market conditions, as well as operational improvements, which drove productivity gains. Year over year, live hog market prices increased 15% to $71 per hundredweight on reduced hog supplies principally because of PEDv. Raising costs declined 9% to $60 per hundredweight. Head sold dropped 14%, but 2% heavier weights offset a portion of the volume loss.

International
International operating margin was robust and grew to 11%. Operating margin for Smithfield Europe was 7% on higher sales volume and lower raw material costs. Results also improved due to higher equity income primarily from the company’s Mexican joint ventures.

Full Year Results

Fresh Pork
Fresh pork operating margin improved to 2%, or $3 per head. Tight supplies combined with resilient domestic and export demand pushed the USDA cutout 19% higher and offset a comparable increase in live hog prices. Export sales volume and dollars increased with strong gains in a number of key markets, including China. Importantly, branded volume and sales dollars were higher. The company processed 4% fewer hogs, but heavier weights compensated for part of the volume decline. Foodservice sales volume and dollars increased.

Packaged Meats
Packaged meats operating margin increased to 6%, or $.16 per pound. Sales grew 10% to a record $7.2 billion. The company achieved strong volume growth across a number of key product categories, core brands and trade channels, although overall volume was flat. Bacon, hot dog, spiral ham, precooked entree and sausage volume increased. Retail, foodservice and export sales volume and dollars also grew. Retail volume of the company’s Smithfield, Eckrich, Kretschmar, Margherita, Carando and Healthy One’s brands grew.

Results were driven by a combination of market share improvements and distribution gains that continued to be fueled by greater investment in marketing and product innovation. Margins also benefited from lower raw material costs. Market share in Smithfield bacon, Smithfield ham steaks, Eckrich cooked dinner sausage, Margherita dry sausage and Curly’s BBQ grew.

The company achieved notable distribution growth in the following brands and product categories: Smithfield bacon, Smithfield ham steaks, Smithfield marinated pork, Eckrich cooked dinner sausage, Farmland bacon, Farmland ham steaks, Armour portable lunches, Nathan’s hog dogs and Margherita dry sausage.

Hog Production
Hog Production operating margin rose to 10%, or $23 per head. The company achieved meaningful operational improvements and results were also bolstered by the positive effect of PEDv on live hog prices combined with lower input costs. Year over year, live hog market prices increased 20% to $79 per hundredweight, while raising costs declined 6% to $64 per hundredweight. The company sold 10% fewer hogs, but heavier market weights offset some of the shortfall.

International
International operating margin increased to 9%. Operating margin for Smithfield Europe was 6% because of higher sales volume and lower raw material costs. Results also improved due to higher equity income primarily from the company’s Mexican joint ventures.

Organizational Realignment
Last month, Smithfield announced an organizational realignment and key senior management appointments that unify all of its independent operating companies, brands, marketing, and more than 48,000 employees around the world under one corporate umbrella to accelerate the company’s growth and further its mission of providing “Good food. Responsibly.” Smithfield’s business operations will now be organized in alignment with the company’s customers and reporting segments and managed as four divisions - Packaged Meats, Fresh Pork, Hog Production and International. Following the realignment, the Packaged Meats Division will include all of the company’s packaged meats business previously operated under Smithfield Farmland and John Morrell Food Group within a single, cohesive division. The company’s Fresh Pork division will encompass the former Smithfield Farmland fresh pork operations, and the company’s Hog Production and International businesses will retain their existing structure and leadership while operating under the new divisional structure.

Outlook
Looking forward, Mr. Pope commented, “With the launch of our recently announced organizational realignment, we are taking steps to build on our record results in 2014 as we continue to solidify Smithfield’s position as a global leader in branded packaged meats. Our organizational realignment is about growth and harmonization and we commit to further evolving the company without closing any locations or reducing our workforce.”

He added, “There are a plethora of benefits to moving to a centralized structure and unifying all our resources and brands together as ‘One Smithfield,’ which should position us to take advantage of growth opportunities in the following ways:

•	Leveraging Smithfield’s size and scope in pork industry;

•	Maximizing our manufacturing platform and distribution system;

•	Approaching the market more efficiently and effectively;

•	Best utilizing management talent across company;

•	Aligning our operations to provide better customer service;

•	Optimizing operations in areas like brand management, manufacturing, sales, and marketing; and

•	Strengthening marketing, brand building and innovation across all brands.”

“PEDv has not been a major issue this fall, but the virus does remain a potential wildcard going forward. We expect US market hog supplies to rebound in 2015, although lower prices and reduced energy costs should generate additional demand in the export markets, as well as domestically. Lower pork prices should also allow us to leverage additional synergistic opportunities with WH Group and Shuanghui, our sister company in China,” he said.

“Bottom line, we are sharply focused on growth and believe that Smithfield is in an ideal position to continue to achieve strong results in 2015,” Mr. Pope concluded.

About Smithfield Foods
Smithfield Foods is a $15 billion global food company and the world’s largest pork processor and hog producer. In the United States, the company is also the leader in numerous packaged meats categories with popular brands including Smithfield®, Eckrich®, Farmland®, Armour®, Cook’s®, Gwaltney®, John Morrell®, Kretschmar®, Curly’s®, Carando®, Margherita®, and Healthy Ones®. Smithfield Foods is committed to providing good food in a responsible way and maintains robust animal care, community involvement, employee safety, environmental, and food safety and quality programs. For more information, visit www.smithfieldfoods.com and www.smithfieldcommitments.com.

Forward-Looking Statements
This press release contains “forward-looking” statements within the meaning of the federal securities laws. The forward-looking statements include statements concerning our outlook for the future, as well as other statements of beliefs, future plans and strategies or anticipated events, and similar expressions concerning matters that are not historical facts. Our forward-looking information and statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements. These risks and uncertainties include, but are not limited to, the availability and prices of live hogs, feed ingredients (including corn), raw materials, fuel and supplies, food safety, livestock disease, live hog production costs, product pricing, the competitive environment and related market conditions, risks associated with our indebtedness, including cost increases due to rising interest rates or changes in debt ratings or outlook, hedging risk, adverse weather conditions, operating efficiencies, changes in foreign currency exchange rates, access to capital, the cost of compliance with and changes to regulations and laws, including changes in accounting standards, tax laws, environmental laws, agricultural laws and occupational, health and safety laws, adverse results from litigation, actions of domestic and foreign governments, labor relations issues, credit exposure to large customers, the ability to realize the anticipated strategic benefits of the acquisition of Smithfield Foods, Inc. by WH Group, the ability to make effective acquisitions and successfully integrate newly acquired businesses into existing operations and other risks and uncertainties described under Part I, Item 1A. “Risk Factors” in Smithfield's Transition Report on Form 10-K for the eight months ended December 29, 2013. Readers are cautioned not to place undue reliance on forward-

looking statements because actual results may differ materially from those expressed in, or implied by, the statements. Any forward-looking statement that we make speaks only as of the date of such statement, and we undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

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(Tables follow)

SMITHFIELD FOODS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In millions)

	Three Months Ended		Twelve Months Ended
	December 28, 2014	December 29, 2013	December 28, 2014	December 29, 2013

Sales	$4,092.9	$3,894.2	$15,031.3	$13,896.1
Cost of sales	3,636.5	3,543.0	13,255.7	12,691.1
Gross profit	456.4	351.2	1,775.6	1,205.0
Selling, general and administrative expenses	249.2	213.5	902.2	830.1
Merger related costs	—	23.9	—	41.9
(Income) loss from equity method investments	(17.7)	2.5	(58.2)	(5.5)
Operating profit	224.9	111.3	931.6	338.5
Interest expense	38.9	59.2	159.4	180.5
Non-operating (gain) loss	0.2	1.7	(0.9)	1.7
Income before income taxes	185.8	50.4	773.1	156.3
Income tax expense	33.2	15.7	217.0	35.6
Net income	$152.6	$34.7	$556.1	$120.7

SMITHFIELD FOODS, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURE
(in millions)
	Twelve Months Ended
	December 28, 2014	December 29, 2013

Net income	$556.1	$ 120.7
Interest expense	159.4	180.5
Income tax expense	217.0	35.6
Depreciation expense	223.7	239.3
Amortization expense	7.1	5.1
EBITDA	$1,163.3	$ 581.2

Contact:
Keira Lombardo
Smithfield Foods, Inc.
(757) 365-3050
keiralombardo@smithfieldfoods.com